Exhibit 99.1

FOR IMMEDIATE RELEASE
October 20, 2010

FOR ADDITIONAL INFORMATION PLEASE CONTACT JEAN R. HALE, CHAIRMAN, PRESIDENT, AND C.E.O., COMMUNITY TRUST BANCORP, INC. AT (606) 437-3294

Pikeville, Kentucky:

COMMUNITY TRUST BANCORP, INC. REPORTS EARNINGS FOR THE THIRD QUARTER 2010

Earnings Summary
(in thousands except per share data)	3Q 2010	2Q 2010	3Q 2009	9 Months 2010	9 Months 2009
Net income	$8,450	$8,553	$5,584	$23,794	$18,101
Earnings per share	$0.55	$0.56	$0.37	$1.56	$1.20
Earnings per share--diluted	$0.55	$0.56	$0.37	$1.56	$1.19

Return on average assets	1.04%	1.06%	0.72%	1.00%	0.80%
Return on average equity	9.95%	10.40%	6.94%	9.62%	7.65%
Efficiency ratio	59.52%	60.41%	61.67%	59.79%	64.59%
Tangible common equity	8.58%	8.43%	8.51%	8.58%	8.51%

Dividends declared per share	$0.305	$0.30	$0.30	$0.905	$0.90
Book value per share	$22.10	$21.69	$21.04	$22.10	$21.04

Weighted average shares	15,239	15,228	15,145	15,223	15,116
Weighted average shares--diluted	15,275	15,305	15,198	15,260	15,207

Community Trust Bancorp, Inc. (NASDAQ-CTBI) reports earnings for the third quarter 2010 of $8.5 million or $0.55 per basic share compared to $5.6 million or $0.37 per basic share earned during the third quarter of 2009 and $8.6 million or $0.56 per basic share earned during the quarter ended June 30, 2010.  Earnings for the nine months ended September 30, 2010 were $23.8 million or $1.56 per basic share compared to $18.1 million or $1.20 per basic share for the nine months ended September 30, 2009.

CTBI continues to maintain a significantly higher level of capital than required by regulatory authorities to be designated as well-capitalized.  On September 30, 2010, our Tangible Common Equity/Tangible Assets Ratio remained considerably higher than our peer institutions at 8.58%, our Tier 1 Leverage Ratio of 10.22% was 522 basis points higher than the 5.00% required, our Tier 1 Risk-Based Capital Ratio of 13.37% was 737 basis points higher than the required 6.00%, and our Total Risk-Based Capital Ratio of 14.62% was 462 basis points higher than the 10.00% regulatory requirement for this designation.

Third Quarter 2010 Highlights

❖
CTBI's quarterly basic earnings per share increased $0.18 per share from third quarter 2009 but decreased $0.01 per share from second quarter 2010.  Year-to-date basic earnings per share increased $0.36 per share from prior year.  Year-to-date earnings were positively impacted by increased net interest income, partially offset by decreased noninterest income and increased noninterest expense.

❖	CTBI experienced significant improvement in our net interest margin year over year; however, our net interest margin for the quarter decreased 5 basis points from second quarter 2010.

❖
As problem loans continued to work through the collection process, nonperforming loans increased from the $45.2 million at September 30, 2009 to $56.6 million but decreased $5.7 million during the third quarter 2010 compared to $62.3 million at June 30, 2010.  The linked quarter decrease in nonperforming loans was in the nonaccrual classification.  Nonperforming assets increased $15.9 million from prior year third quarter but decreased $4.8 million from prior quarter-end.

❖
The loan loss provision for the quarter decreased $2.1 million from prior year same quarter but increased $0.6 million from prior quarter.  The loan loss provision for the nine months ended September 30, 2010 increased $0.2 million from prior year.

❖
Net loan charge-offs for the quarter ended September 30, 2010 of $5.6 million, or 0.91% of average loans annualized, was an increase from the $5.2 million, or 0.87%, experienced for the second quarter 2009 and from prior quarter’s $1.8 million, or 0.30%, as previously identified problem credits work through the liquidation process.

❖
Our loan loss reserves as a percentage of total loans outstanding at September 30, 2010 were 1.40% compared to 1.33% at September 30, 2009 and 1.48% at June 30, 2010 as specific reserves were utilized in the liquidation of previously identified problem credits.

❖
Noninterest income increased for the quarter ended September 30, 2010 compared to same period 2009 and prior quarter as a result of increased gains on sales of loans and the change in the fair value of our mortgage servicing rights portfolio.  Year-to-date noninterest income decreased $1.1 million due to declines in gains on sales of loans and the fair value of mortgage servicing rights, partially offset by increases in trust revenue and deposit service charges.

❖
Our loan portfolio increased $42.8 million year over year and $4.3 million, an annualized rate of 0.7%, during the quarter with increases in the commercial and residential loan portfolios offset partially by a decline in the consumer loan portfolio.

❖	Our investment portfolio increased $38.2 million from prior year but declined $20.4 million during the quarter.

❖	Our tangible common equity/tangible assets ratio remains strong at 8.58%.

❖
CTBI has received both LaFollette First National Corporation shareholder approval and regulatory approval for its acquisition of LaFollette First National Corporation and First National Bank of LaFollette, the wholly-owned subsidiary of LaFollette Corporation.  CTBI anticipates the acquisition will be completed in November 2010.

Net Interest Income

CTBI saw improvement in its net interest margin of 37 basis points for the first nine months of 2010 and 14 basis points for the third quarter 2010 compared to 2009; however, we saw a 5 basis point decline from prior quarter.  Net interest income for the quarter increased 8.6% from prior year third quarter and 0.3% from prior quarter with average earning assets increasing 4.4% and 0.4%, respectively, for the same periods.  The yield on average earning assets decreased 29 basis points from prior year third quarter and 10 basis points from prior quarter as higher yielding investment opportunities are limited.  The cost of interest bearing funds decreased 56 basis points and 5 basis points, respectively, for the same periods.  Net interest income for the nine months ended September 30, 2010 increased 14.4% from prior year.

Noninterest Income

Noninterest income for the quarter ended September 30, 2010 increased 14.9% and 11.0% from prior year third quarter and prior quarter, respectively.  Year-to-date noninterest income declined 3.4% from prior year.  The decrease in noninterest income was significantly impacted by decreased gains on sales of loans as 2009 was a period of significant refinancing of residential real estate loans, as well as a $1.2 million decline in the fair value of our mortgage servicing rights.  The decline in these noninterest income sources was partially offset by increases in trust and brokerage revenue and deposit service charges.

Noninterest Expense

Noninterest expense for the quarter increased 6.3% from prior year third quarter and 1.5% from prior quarter.  Noninterest expense for the first nine months of 2010 increased 1.6% from 2009 as increased personnel expenses were offset by a decrease in FDIC insurance premiums and special assessment.

Balance Sheet Review

CTBI continues to experience internal growth of its banking franchise.  Total assets at $3.2 billion increased 6.5% from the third quarter 2009 and an annualized 2.8% during the quarter.  Loans outstanding at September 30, 2010 were $2.4 billion with a 1.8% growth from prior year and an annualized 0.7% growth from June 30, 2010.  Loan growth during the quarter of $4.7 million in the commercial loan portfolio and $9.8 million in the residential loan portfolio was partially offset by a decline in the consumer loan portfolio of $10.1 million.  CTBI's investment portfolio increased $38.2 million over prior year third quarter but decreased $20.4 million from prior quarter as CTBI continues to experience growth in its deposit base while loan demand remains weak.  Deposits, including repurchase agreements, at $2.8 billion increased 6.9% from September 30, 2009 and an annualized 1.3% from prior quarter end.

Shareholders’ equity at September 30, 2010 was $336.8 million compared to $318.6 million at September 30, 2009 and $330.3 million at June 30, 2010.  CTBI's annualized dividend yield to shareholders as of September 30, 2010 was 4.50%.

Asset Quality

CTBI's total nonperforming loans were $56.6 million at September 30, 2010, an increase from the $45.2 million at September 30, 2009 but a decrease from the $62.3 million at June 30, 2010.  The quarter over quarter decrease in nonperforming loans is primarily attributable to the liquidation process of one large coal-related credit and one hotel/motel credit discussed in prior earnings releases.  Both loans had specific reserves in place that were more than adequate to cover the amounts charged-off.  Loans 30-89 days past due at $29.9 million increased $10.3 million from September 30, 2009 and $6.3 million during the quarter.  The quarter over quarter increase in 30-89 days past due loans is a result of two commercial real estate secured credit relationships.  One relationship is secured by income-producing properties while the second is secured by 1-4 family properties.  Both loans are well-secured based upon current property valuations.  Our loan portfolio management processes focus on the immediate identification, management, and resolution of problem loans to maximize recovery and minimize loss.

Our level of foreclosed properties increased to $41.1 million for the third quarter 2010 compared to $36.6 million at September 30, 2009 and $40.1 million at June 30, 2010.  Sales of foreclosed properties for the nine months ended September 30, 2010 totaled $5.1 million while new foreclosed properties totaled $9.1 million.  Our nonperforming loans and foreclosed properties remain primarily concentrated in our Central Kentucky Region.

Net loan charge-offs for the quarter were $5.6 million, or 0.91% of average loans annualized, an increase from prior year third quarter's $5.2 million or 0.87% and prior quarter’s $1.8 million or 0.30%.  Of the total net charge-offs for the quarter, $4.3 million was in commercial loans, $0.8 million was in indirect auto loans, and $0.3 million was in residential real estate mortgage loans.  Specific reserves covered 94.8% of the commercial loan charge-offs.  Allocations to loan loss reserves were $3.7 million for the quarter ended September 30, 2010 compared to $5.8 million for the quarter ended September 30, 2009 and $3.1 million for the quarter ended June 30, 2010.  Our loan loss reserves as a percentage of total loans outstanding at September 30, 2010 was 1.40% compared to 1.33% at September 30, 2009 and 1.48% at June 30, 2010.  Although there was an increase in net charge-offs during the quarter, management believes the current loan loss reserve is adequate.  The adequacy of our loan loss reserves is analyzed quarterly and adjusted as necessary with a focus on maintaining appropriate reserves for potential losses.  The analysis includes an individual loan review including current valuation of the collateral.  Specific reserves are allocated to address any identified shortfalls in collateral while additional reserves address many other considerations, including but not limited to historical losses, loss trends, and current economic conditions, for adequate reserve coverage.

Forward-Looking Statements

Certain of the statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. CTBI’s actual results may differ materially from those included in the forward-looking statements. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "anticipate," "intend," "estimate," "may increase," "may fluctuate," and similar expressions or future or conditional verbs such as "will," "should," "would," and "could." These forward-looking statements involve risks and uncertainties including, but not limited to, economic conditions, portfolio growth, the credit performance of the portfolios, including bankruptcies, and seasonal factors; changes in general economic conditions including the performance of financial markets, the performance of coal and coal related industries, prevailing inflation and interest rates, realized gains from sales of investments, gains from asset sales, and losses on commercial lending activities; results of various investment activities; the effects of competitors’ pricing policies, of changes in laws and regulations on competition and of demographic changes on target market populations’ savings and financial planning needs; industry changes in information technology systems on which we are highly dependent; failure of acquisitions to produce revenue enhancements or cost savings at levels or within the time frames originally anticipated or unforeseen integration difficulties; the adoption by CTBI of an FFIEC policy that provides guidance on the reporting of delinquent consumer loans and the timing of associated credit charge-offs for financial institution subsidiaries; and the resolution of legal  proceedings and related matters.  In addition, the banking industry in general is subject to various monetary and fiscal policies and regulations, which include those determined by the Federal Reserve Board, the Federal Deposit Insurance Corporation, and state regulators, whose policies and regulations could affect CTBI’s results.  These statements are representative only on the date hereof, and CTBI undertakes no obligation to update any forward-looking statements made.

Community Trust Bancorp, Inc., with assets of $3.2 billion, is headquartered in Pikeville, Kentucky and has 70 banking locations across eastern, northeastern, central, and south central Kentucky, six banking locations in southern West Virginia, and five trust offices across Kentucky.

Additional information follows.

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
September 30, 2010
(in thousands except per share data and # of employees)

	Three	Three	Three	Nine	Nine
	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended
	September 30, 2010	June 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Interest income	$38,315	$38,444	$38,756	$115,256	$114,357
Interest expense	8,938	9,166	11,711	27,256	37,429
Net interest income	29,377	29,278	27,045	88,000	76,928
Loan loss provision	3,676	3,106	5,772	12,504	12,275

Gains on sales of loans	575	337	341	1,354	3,581
Deposit service charges	5,920	5,949	5,721	17,166	16,187
Trust revenue	1,492	1,458	1,345	4,374	3,756
Loan related fees	862	46	525	1,748	2,767
Securities gains	-	-	(1)	-	514
Other noninterest income	1,748	1,752	1,295	5,238	4,129
Total noninterest income	10,597	9,542	9,226	29,880	30,934

Personnel expense	11,560	11,632	10,296	34,637	32,214
Occupancy and equipment	2,675	2,701	2,948	8,100	8,854
FDIC insurance premiums	1,118	1,140	1,086	3,257	4,832
Amortization of core deposit intangible	72	159	159	390	476
Other noninterest expense	8,573	8,023	8,090	24,710	23,578
Total noninterest expense	23,998	23,655	22,579	71,094	69,954

Net income before taxes	12,300	12,059	7,920	34,282	25,633
Income taxes	3,850	3,506	2,336	10,488	7,532
Net income	$8,450	$8,553	$5,584	$23,794	$18,101

Memo: TEQ interest income	$38,659	$38,780	$39,097	$116,277	$115,321

Average shares outstanding	15,239	15,228	15,145	15,223	15,116
Diluted average shares outstanding	15,275	15,305	15,198	15,260	15,207
Basic earnings per share	$0.55	$0.56	$0.37	$1.56	$1.20
Diluted earnings per share	$0.55	$0.56	$0.37	$1.56	$1.19
Dividends per share	$0.305	$0.30	$0.30	$0.905	$0.90

Average balances:
Loans, net of unearned income	$2,441,432	$2,440,353	$2,396,918	$2,439,646	$2,367,577
Earning assets	2,981,517	2,970,867	2,855,199	2,940,679	2,831,555
Total assets	3,238,075	3,222,645	3,069,950	3,194,600	3,040,342
Deposits	2,588,941	2,582,042	2,426,908	2,555,046	2,399,331
Interest bearing liabilities	2,347,844	2,349,394	2,245,748	2,324,037	2,223,960
Shareholders' equity	336,772	329,888	319,387	330,701	316,370

Performance ratios:
Return on average assets	1.04%	1.06%	0.72%	1.00%	0.80%
Return on average equity	9.95%	10.40%	6.94%	9.62%	7.65%
Yield on average earning assets (tax equivalent)	5.14%	5.24%	5.43%	5.29%	5.45%
Cost of interest bearing funds (tax equivalent)	1.51%	1.56%	2.07%	1.57%	2.25%
Net interest margin (tax equivalent)	3.95%	4.00%	3.81%	4.05%	3.68%
Efficiency ratio (tax equivalent)	59.52%	60.41%	61.67%	59.79%	64.59%

Loan charge-offs	$6,449	$2,617	$5,987	$13,382	$13,557
Recoveries	(855)	(793)	(750)	(2,473)	(2,418)
Net charge-offs	$5,594	$1,824	$5,237	$10,909	$11,139

Market Price:
High	$28.00	$31.56	$28.49	$31.56	$37.17
Low	24.50	24.89	25.15	22.15	22.55
Close	27.09	25.10	26.17	27.09	26.17

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
September 30, 2010
(in thousands except per share data and # of employees)

	As of	As of	As of
	September 30, 2010	June 30, 2010	September 30, 2009
Assets:
Loans, net of unearned	$2,445,507	$2,441,222	$2,402,697
Loan loss reserve	(34,238)	(36,156)	(31,957)
Net loans	2,411,269	2,405,066	2,370,740
Loans held for sale	1,223	1,466	754
Securities AFS	332,235	352,616	278,961
Securities HTM	1,662	1,662	16,687
Other equity investments	29,057	29,054	29,051
Other earning assets	157,258	122,728	77,978
Cash and due from banks	71,149	71,196	63,122
Premises and equipment	47,805	48,403	50,172
Goodwill and core deposit intangible	65,318	65,390	65,865
Other assets	114,764	111,711	82,046
Total Assets	$3,231,740	$3,209,292	$3,035,376

Liabilities and Equity:
NOW accounts	$19,500	$18,553	$19,329
Savings deposits	635,056	631,990	628,954
CD's >=$100,000	583,884	608,952	493,911
Other time deposits	817,796	816,731	799,664
Total interest bearing deposits	2,056,236	2,076,226	1,941,858
Noninterest bearing deposits	519,059	494,901	462,096
Total deposits	2,575,295	2,571,127	2,403,954
Repurchase agreements	188,164	183,287	180,348
Other interest bearing liabilities	94,047	89,865	93,880
Noninterest bearing liabilities	37,390	34,682	38,554
Total liabilities	2,894,896	2,878,961	2,716,736
Shareholders' equity	336,844	330,331	318,640
Total Liabilities and Equity	$3,231,740	$3,209,292	$3,035,376

Ending shares outstanding	15,239	15,228	15,146
Memo: Market value of HTM securities	$1,667	$1,662	$16,865

30 - 89 days past due loans	$29,935	$23,677	$19,635
90 days past due loans	20,252	16,857	15,685
Nonaccrual loans	36,329	45,435	29,476
Restructured loans (excluding 90 days past due and nonaccrual)	6,377	5,196	-
Foreclosed properties	41,083	40,105	36,607
Other repossessed assets	193	226	176

Tier 1 leverage ratio	10.22%	10.12%	10.25%
Tier 1 risk based ratio	13.37%	13.20%	12.92%
Total risk based ratio	14.62%	14.46%	14.17%
Tangible equity to tangible assets ratio	8.58%	8.43%	8.51%
FTE employees	980	992	987

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
September 30, 2010
(in thousands except per share data and # of employees)

Community Trust Bancorp, Inc. reported earnings for the three and nine months ending September 30, 2010 and 2009 as follows:

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2010	2009	2010	2009
Net income	$8,450	$5,584	$23,794	$18,101

Basic earnings per share	$0.55	$0.37	$1.56	$1.20

Diluted earnings per share	$0.55	$0.37	$1.56	$1.19

Average shares outstanding	15,239	15,145	15,223	15,116

Total assets (end of period)	$3,231,740	$3,035,376

Return on average equity	9.95%	6.94%	9.62%	7.65%

Return on average assets	1.04%	0.72%	1.00%	0.80%

Provision for loan losses	$3,676	$5,772	$12,504	$12,275

Gains on sales of loans	$575	$341	$1,354	$3,581